STOCK CANCELLATION AGREEMENT

THIS STOCK CANCELLATION AGREEMENT (this “Agreement”) is made and entered into effective as of March 27, 2018, by and between Kinetic Group Inc., a Nevada corporation (the “Company”), and Yaroslav Startsev (the “Stockholder”).

            WITNESSETH:

WHEREAS, the Stockholder is the record and beneficial owner of a total of 1,500,000 shares of common stock, $.001 par value per share (the “Common Stock”);

WHEREAS, the Board of Directors of the Company has approved a new President and wishes such individual to become a stockholder without dilution to the existing public shareholders;

WHEREAS, the restricted shares currently held by the officers and directors is 2,750,000 and desiring to keep that the total held by all directors in order to prevent dilution among other shareholders;

WHEREAS, the Stockholder has agreed to cancel the Shares in consideration of the Company accepting a new subscription in the amount of 1,300,000 common shares for $1,300 and issuing shares thereunder upon clearance of subscription funds; and,

WHEREAS, the Stockholder has agreed that the Company shall retain the subscription funds paid by the Stockholder for the cancelled shares of Common Stock as contributed capital to the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.  Cancellation of Shares.  Upon the terms and subject to the conditions set forth in this Agreement, upon execution hereof, the Stockholder shall deliver to the Company certificates representing the Shares, duly executed for cancellation, or accompanied by stock powers duly executed in blank (with a medallion guarantee or such other evidence of signature as the Company’s transfer agent may require) whereupon the officers of the Company shall cancel such shares by delivering the Shares to the Company’s stock transfer agent for cancellation.

2. Issuance of Shares.  Following clearance of funds from a new subscription agreement from the Stockholder, the Company shall immediately, but in any event within five (5) business days, deliver to the Stockholder stock certificate(s) representing an aggregate of 1,300,000 shares of Common Stock, bearing an appropriate restricted legend under the Securities Act of 1933, as amended.

3. Representations of Stockholder.  The Stockholder represents and warrants to the Company, as of the date hereof, that:

a.       Stockholder has the legal capacity to execute, deliver and perform his obligations under this Agreement.  This Agreement has been duly executed and delivered by Stockholder and is a valid and legally binding agreement of Stockholder enforceable against him in accordance with its terms.

b.       Stockholder is the sole holder of record of the Shares, and is the beneficial owner of the Shares, free and clear of all Liens, and there exists no restriction on the transfer of the Shares to the Company.  Upon execution hereof, Stockholder shall deliver to the Company at good and marketable title to the Shares free and clear of all Liens.

c.       No action has been taken by Stockholder that would give rise to a claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

4.         Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada without regard to conflict-of-laws rules.

5.         Undertakings. Each of Stockholder and the Company hereby agrees to take whatever additional action and execute whatever additional documents may be reasonably necessary or advisable in order to carry out or effect one or more of the provisions of this Agreement.

6.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.         Entire Agreement.  This Agreement and the instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first indicated above.

KINETIC GROUP INC.
By:	/s/ Nikolai Kuzmin Nikolai Kuzmin
Its:	Director

YAROSLAV STARTSEV
Signed:	/s/ Yaroslav Startsev